EXHIBIT 10.18

EXHIBIT B

FIRST AMENDMENT TO WATER GATHERING AND DISPOSAL AGREEMENT

This First Amendment to Water Gathering and Disposal Agreement (this “Amendment”) is entered into as of this 1st day of October, 1993, by and between Torch Energy Associates Ltd., a Texas limited partnership (“Producer”), and Velasco Gas Company Ltd., a Texas limited partnership (“Gatherer”).

W I T N E S S E T H:

WHEREAS, on August 9, 1990, Producer and Gatherer entered into a Water Gathering and Disposal Agreement (together with this Amendment, hereinafter referred to as the “Agreement” );

WHEREAS, Torch Energy Advisors Incorporated (“Torch Energy”) has formed Torch Energy Royalty Trust (“Trust”) pursuant to that certain Torch Energy Royalty Trust Agreement (the “Trust Agreement”) of even date herewith by and among Torch Energy, as grantor, Wilmington Trust Company, as trustee (the “Trustee”), and Gatherer and Torch Royalty Company as owners of the underlying properties;

WHEREAS, in connection with the formation of the Trust, the Producer will transfer a Net Profits Interest in all of its wells in the Robinson’s Bend Field to Torch Energy and Torch Energy will transfer such Net Profits Interest to the Trust; and

WHEREAS, in connection with the transfer of the Net Profits Interest to Torch Energy and thereafter to the Trust, and for other good and valuable consideration, Producer and Gatherer desire to amend the Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, Gatherer and Producer agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

2. Article VII of the Agreement is hereby amended in its entirety to read as follows:

This Agreement shall be effective as of the date first above written, and shall have a primary term ending December 31, 2012. At the conclusion of the primary term, the Agreement shall automatically continue in effect for subsequent periods of one year unless either party notifies the other of its desire to terminate the Agreement. Any such termination notification shall be given no less than 60 days prior to the expiration of the primary term or any yearly extension thereof.

3. Section 8.4 of the Agreement is hereby amended in its entirety to read as follows:

8.4 Any change, modification, amendment, or alteration of this Agreement shall be in writing and signed by the parties hereto and no course of dealing between the parties prior or subsequent to the date of this Agreement shall be construed to change, modify, amend, alter or waive the terms hereof. Gatherer and Producer shall not make any amendment that would have the result, directly or indirectly, of materially reducing the revenues paid to the Trust unless the Trustee, as defined in the Trust Agreement, dated October 1, 1993, approves such amendment.

4. Section 8.10 of the Agreement is hereby amended in its entirety to read as follows:

8.10 Gatherer and Producer each agree that the terms of this Contract are intended to induce the Trust to accept conveyances of the Net Profits Interests and issue units of beneficial interests therefor, and that the Trust is intended to rely on and be a beneficiary of each of the terms and provisions of this Contract. The Trust and Trustee shall be third party beneficiaries of this Contract, entitled to enforce this agreement against Gatherer as if a party hereto.

5. Except as specifically amended hereby, the Agreement shall remain in full force and effect as previously written.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TORCH ENERGY ASSOCIATES LTD.

By:	Torch Energy Corporation, its general partner

	By:	/s/ Roland E. Sledge
Roland E. Sledge, Vice President

VELASCO GAS COMPANY LTD.

By:	Torch Energy Corporation, its general partner

	By:	/s/ Roland E. Sledge
Roland E. Sledge, Vice President